EXHIBIT 99.1

GRANT PRIDECO, INC. LETTERHEAD

(a) FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(832) 681-8558
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(832) 681-8527
matt.fitzgerald@grantprideco.com

GRANT PRIDECO REPORTS 249% INCREASE IN INCOME FROM
CONTINUING OPERATIONS ON 24% REVENUE INCREASE

     HOUSTON, TEXAS, July 28, 2004 — Grant Prideco, Inc. (NYSE:GRP) today announced second quarter 2004 income from continuing operations more than tripled to $12.1 million ($0.10 per share) on revenues of $225.2 million compared to income from continuing operations of $3.5 million ($0.03 per share) on revenues of $181.2 million in last year’s second quarter. These increases were primarily due to increased activity across all of the Company’s segments, reflecting the 10% increase in worldwide active rigs and increased drill stem sales to U.S. land drilling contractors.

     Net income for the second quarter of 2004 was $2.3 million ($0.02 per share) which includes a loss on discontinued operations of $9.9 million ($0.08 per share) related to the sale of the Company’s Texas Arai business in April 2004, as compared to $3.8 million ($0.03 per share) in last year’s second quarter. The loss from the sale of Texas Arai primarily results from the write-off of goodwill allocated to this operation.

Operating Income Margins Increase to 14%

     Consolidated revenues increased $44.0 million, or 24%, in the second quarter of 2004 compared to last year’s second quarter. Consolidated operating income margins increased from 5% in last year’s second quarter to 14% in the second quarter of 2004. These increases were primarily due to increased facility utilization and efficiency improvements related to the Drilling Products rationalization program implemented at the beginning of 2004, and improvements in the Company’s recently restructured Tubular Technology and Services segment. Consolidated operating income for the second quarter of 2004 includes other charges of $2.3 million for severance costs related to the Tubular Technology and Services organizational restructuring announced in the first quarter of 2004.

     Other operating expenses (sales and marketing, general and administrative, and research and engineering) as a percentage of revenues increased slightly in the second quarter of 2004 to 25% from 24% in last year’s second quarter due primarily to increased sales and marketing expenses in the Company’s Drill Bits segment.

     Other expense increased by $8.0 million, from $2.7 million in last year’s second quarter to $10.6 million in the second quarter of 2004. The second quarter of 2003 reflects a $6.6 million gain from favorably renegotiating a liability to the Company’s former parent. Also, the earnings from the Company’s unconsolidated affiliates decreased to a loss of $0.5 million from income of $1.0 million in last year’s second quarter. This decrease reflects increased development spending in the Company’s IntelliServ™ joint venture, coupled with decreased equity income from the Company’s investment in Voest-Alpine.

     The Company’s year to date effective tax rate was 34%; however, the effective tax rate in the second quarter of 2004 was 31% due to the cumulative effect of a reduction from the first quarter of 2004 tax rate of 37%. The rate decrease resulted from higher forecasted profitability at Voest-Alpine and increased permanent differences.

SEGMENT RESULTS

Drilling Products and Services

     Revenues for the Drilling Products and Services segment increased 32% in the second quarter of 2004, to $90.7 million, compared to last year’s second quarter. Operating income margins increased from 10% in last year’s second quarter to 22% in the second quarter of 2004. These improvements reflect a 24% increase in drill pipe footage sold and increased sales of other products, which include heavyweight drill pipe, tool joints and drill pipe processing. During the second quarter of 2004, this segment’s results also benefited from increased operating efficiencies resulting from the rationalization program implemented at the beginning of the year.

Drill Bits

     Revenues for the Drill Bits segment increased 35% in the second quarter of 2004, to $76.6 million, compared to last year’s second quarter. This reflects the worldwide rig count increase of 10% and strong year-over-year growth driven by the continued success of ReedHycalog’s rotary steerable bit technologies and directional products, as well as the outstanding performance of ReedHycalog’s TReX™ diamond technology. More recently, the introduction of the TuffCutter™, TuffDuty™ and Titan™ lines of roller-cone products has added to the revenue growth as those products were deployed worldwide. Operating income margins decreased slightly from 23% in last year’s second quarter to 22% in the second quarter of 2004 due to higher incremental sales and marketing expenses.

Tubular Technology and Services

     Revenues for the Tubular Technology and Services segment in the second quarter of 2004 were $57.1 million, up from $53.3 million in last year’s second quarter. Operating income margins increased from 1% in last year’s second quarter, which included an inventory reserve charge of $0.4 million, to 4% in the second quarter of 2004, which includes a severance charge of $2.3 million related to this segment’s organizational restructuring. These increases reflect improved results at the Company’s TCA and XL Systems divisions due to the increased drilling activity. Also, the second quarter of 2003 includes the results of the Company’s Rotator division which the Company sold in the third quarter of 2003.

Other Segment

     Revenues for the Other segment in the second quarter of 2004 were $0.9 million compared to $2.6 million in last year’s second quarter. The decrease in revenues was due to the exiting of the Company’s industrial product lines during 2003, coupled with the sale of the Company’s Plexus Ocean System business in the first quarter of 2004.

     Operating loss was $0.5 million in the second quarter of 2004 compared to an operating loss of $6.8 million in last year’s second quarter. The 2003 operating loss includes an inventory reserve charge of $6.0 million related to the exiting of the industrial product lines.

CEO Comments

     The Company’s Chairman, President and CEO, Michael McShane, commented, “We are happy to report improved earnings this quarter despite the seasonal decline in Canada, which primarily affected revenues in our Drill Bits segment. The Drilling Products Segment contributed nicely with a 32% sequential increase in revenues, and the Tubular Technology and Services Segment is beginning to show signs of improvement resulting from our recent restructuring of that segment. In addition, our overall consolidated backlog improved 9% over the first quarter to $192 million, which is its highest level since 2001.

     “For the balance of the year, we expect to benefit from continued strong drilling activity, increased drill pipe demand resulting from lower customer inventory levels and price increases. We expect our earnings for the third quarter to improve sequentially, and we are increasing our earnings estimate from continuing operations for the full year to between $0.45 and $0.50 per share.”

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$225,214	$181,243	$444,772	$364,128
Costs and Expenses:
Cost of sales	136,603	128,375	273,383	251,844
Sales and marketing	30,717	23,607	59,847	45,994
General and administrative	19,950	15,543	39,375	31,949
Research and engineering	4,965	4,325	10,314	8,063
Other charges	2,498	78	5,232	78

	194,733	171,928	388,151	337,928

Operating Income	30,481	9,315	56,621	26,200
Other Income (Expense):
Interest expense	(10,495)	(10,866)	(20,990)	(21,874)
Other, net	337	7,140	2,362	8,284
Equity income (loss) in unconsolidated affiliates	(481)	1,037	(287)	1,671

	(10,639)	(2,689)	(18,915)	(11,919)

Income from Continuing Operations Before Income Taxes	19,842	6,626	37,706	14,281
Income Tax Expense	(6,186)	(2,351)	(12,759)	(4,994)

Income from Continuing Operations Before Minority Interests	13,656	4,275	24,947	9,287
Minority Interests	(1,521)	(798)	(2,781)	(1,456)

Income from Continuing Operations	12,135	3,477	22,166	7,831
Income (Loss) from Discontinued Operations, Net of Tax	(9,885)	349	(9,243)	29

Net Income	$2,250	$3,826	$12,923	$7,860

Basic Net Income Per Share:
Basic income from continuing operations	$0.10	$0.03	$0.18	$0.06
Income (loss) from discontinued operations	(0.08)	0.00	(0.07)	0.00

Net income	$0.02	$0.03	$0.11	$0.06
Basic weighted average shares outstanding	122,767	121,636	122,405	121,507
Diluted Net Income Per Share:
Diluted income from continuing operations	$0.10	$0.03	$0.18	$0.06
Income (loss) from discontinued operations	(0.08)	0.00	(0.08)	0.00

Net income	$0.02	$0.03	$0.10	$0.06
Diluted weighted average shares outstanding	125,383	123,576	124,863	123,256

CASH FLOW DATA:
Depreciation and Amortization	$11,320	$10,681	$21,759	$21,129
Cash Provided by Operating Activities	32,045	11,896	48,264	51,137
Cash Used in Investing Activities	(12,189)	(11,976)	(13,977)	(19,693)
Cash Used in Financing Activities	(3,640)	294	(19,119)	(31,485)
Capital Expenditures (a)	14,419	9,323	20,710	19,813

	June 30,	December 31,
	2004	2003
	(Unaudited)
BALANCE SHEET DATA:
Total Assets	$1,260,951	$1,262,061
Total Debt	417,944	437,926
Total Liabilities	628,095	655,947
Stockholders’ Equity	632,856	606,114
Backlog at Period Ended	$191,488	$120,636

(a)	Capital expenditures for property, plant, and equipment exclude acquisitions of businesses.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Drilling Products and Services	$90,702	$68,614	$175,924	$133,211
Drill Bits	76,585	56,721	155,843	109,975
Tubular Technology and Services	57,054	53,305	111,245	113,175
Other	873	2,603	1,760	7,767

	$225,214	$181,243	$444,772	$364,128

Operating Income (Loss):
Drilling Products and Services	$19,531	$6,718	$32,274	$14,713
Drill Bits	16,655	13,166	35,908	23,118
Tubular Technology and Services	2,365	680	4,175	4,453
Other	(528)	(6,776)	(1,707)	(7,321)
Corporate	(7,542)	(4,473)	(14,029)	(8,763)

	$30,481	$9,315	$56,621	$26,200

Depreciation and Amortization:
Drilling Products and Services	$4,255	$3,511	$7,881	$7,044
Drill Bits	3,047	2,718	6,060	5,310
Tubular Technology and Services	3,234	3,080	6,278	6,472
Other	48	956	148	1,587
Corporate	736	416	1,392	716

	$11,320	$10,681	$21,759	$21,129

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$5,446	$4,643	$6,814	$11,062
Drill Bits	6,273	1,221	8,074	2,013
Tubular Technology and Services	1,724	2,252	3,652	3,917
Other	—	—	446	701
Corporate	976	1,207	1,724	2,120

	$14,419	$9,323	$20,710	$19,813